EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8  pertaining to the Radware Ltd. Key Employee Share Incentive Plan (1997) as amended and restated, of our reports dated March 28, 2018, with respect to the consolidated financial statements of Radware Ltd. and its subsidiaries, and the effectiveness of internal control over financial reporting of Radware Ltd., included in its Annual Report on Form 20-F for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

Tel-Aviv, Israel April 12, 2018	/s/Kost Forer Gabbay & Kassierer Kost Forer Gabbay & Kassierer A Member of Ernst & Young Global